Exhibit 99.(d)(3)

Tremor International Ltd.
Global Share Incentive Plan (2011)
Notice of Option Grant

[Insert Grant Date]

Dear [Insert Participant Name]:

I am pleased to inform you that the Board of Directors of Tremor International Ltd. (the “Company”) has decided to grant you the following options to purchase Ordinary Shares of the Company, nominal value NIS 0.01 each, subject to the terms and conditions of the Company's Global Share Incentive Plan (2011), as amended (the “Plan”) (including the Appendix for Israeli Taxpayers) and the Option Agreement, as follows:

Name of the Participant:	[Insert Participant Name]
Address:	[Insert Participant’s Address]
Date of Grant:	[Insert Grant Date]
Type of Options:	102 Capital Gains Track
Total Number of Ordinary Shares covered by this Option Grant:	[Insert Number of Options Granted]
Vesting Schedule:
On [Insert First Anniversary of Grant Date]: [Insert Number equal to 25% of Options Granted] Options (25% of Options)

On [Insert Second Anniversary of Grant Date]: [Insert Number equal to 25% of Options Granted] Options (25% of Options)

On [Insert Third Anniversary of Grant Date]: [Insert Number equal to 25% of Options Granted] Options (25% of Options)

On [Insert Fourth Anniversary of Grant Date]: [Insert Number equal to 25% of Options Granted] Options 25% of Options)

Exercise Price (per Ordinary Share):	[Insert Exercise Price]
Expiration Date:	[Insert Expiration Date]
Other Terms:	[The Options may only be exercised by the net exercise method as set forth in Section 8.6A of the Plan.]

Option Agreement (Global Share Incentive Plan (2011), Section 102(b)(2) Grant)

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Plan (including the Appendix for Israeli Taxpayers) or the Option Agreement, as applicable. The terms and conditions governing your grant are set forth in the Plan (including the Appendix for Israeli Taxpayers) and Option Agreement.  This grant is contingent upon your execution of the Option Agreement.

	Tremor International Ltd.	Participant
By:
Name:
Title:

TREMOR INTERNATIONAL LTD.
GLOBAL SHARE INCENTIVE PLAN (2011)

OPTION AGREEMENT
FOR OPTIONS GRANTED UNDER SECTION 102(b)(2)
OF THE ISRAELI INCOME TAX ORDINANCE
TO EMPLOYEES, OFFICERS OR DIRECTORS
AS 102 CAPITAL GAINS TRACK OPTIONS

Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the same meanings as ascribed to them in the Tremor International Ltd. Global Share Incentive Plan (2011), as amended, and the Appendix thereto for Israeli Taxpayers (jointly referred to herein as the “Plan”, except where the context otherwise requires).

This Option Agreement (the “Agreement”) includes the Notice of Option Grant attached hereto (the “Notice of Option Grant”). Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.

1.	Grant of Options.

The Board of Directors of Tremor International Ltd. hereby grants to the Participant, Options to purchase the number of Shares set forth in the Notice of Option Grant, at the exercise price per Share set forth in the Notice of Option Grant (the “Exercise Price”), and subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) - 1961, the Plan, which is incorporated herein by reference, and the Trust Agreement, entered into between the Company and Tamir Fishman Trusts 2004 Ltd. (the “Trustee”).  The Options are granted as a 102 Capital Gains Track Grant.  In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.  However, the Notice of Option Grant sets out specific terms for the Participant hereunder, and will prevail over more general terms in the Plan and/or this Agreement, if any, or in the event of a conflict between them.

2.	Issuance of Options.

2.1
The Options will be registered in the name of the Trustee as required by law to qualify under Section 102, for the benefit of the Participant.  Participant shall comply with the ITO, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws, and if the exercise date falls on a date that falls within a “closed period” or “blackout period” or similar restricted trading period, then the Company may defer the issuance of the Shares until ten Business Days after the date such period ends.

2.2	The Trustee will hold the Options or the Shares to be issued upon exercise of the Options for the Required Holding Period, as set forth in the Israeli Appendix.

2.3
The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Option or Share granted to him thereunder.

2.4
The Participant hereby confirms that he shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO and particularly the Rules.

3.	Non-Transferability of Options and Shares.

3.1
Non-Transferability of Options.  The Options may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant, by the Participant only.  The transfer of the Options is further limited as set forth in the Plan.

3.2	Non-Transferability of Shares. The transfer of the Shares to be issued upon exercise of the Options is limited as set forth in the Plan.

4.	Period of Exercise.

4.1
Term of Options.  The Options may be exercised in whole or in part once vested at any time prior to the Expiration Date stated in the Notice of Option Grant, subject to Section 4.2 below.  The Date of Grant, the dates at which the Options vest and the dates at which they are exercisable are set out in the Notice of Option Grant.

4.2
Termination of Options.  Options shall terminate as set forth in the Plan.  Options may be exercised following termination of Participant’s relation as a Service Provider solely in accordance with the provisions of Section 9 of the Plan, unless otherwise explicitly stated in the Notice of Option Grant.

5.	Exercise of Option Award.

5.1
The Options, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in the form attached hereto as Exhibit A, or in such other form as the Company and/or the Trustee may from time to time prescribe. [The Options may only be exercised by the net exercise method as set forth in Section 8.6A of the Plan.]

5.2
In connection with the issuance of Shares upon the exercise of any of the Options, the Participant hereby agrees to sign any and all documents required by law and/or the Company's Corporate Charter and/or the Trustee.

5.3	After a Notice of Exercise has been delivered to the Company it may not be rescinded or revised by the Participant.

5.4
The Company will notify the Trustee of any exercise of Options as set forth in the Notice of Exercise.  If such notification is delivered during the Required Holding Period, the Shares issued upon the exercise of the Options shall be issued in the name of the Trustee, and held in trust on the Participant’s behalf by the Trustee.  In the event that such notification is delivered after the end of the Required Holding Period, the Shares issued upon the exercise of the Options shall either (i) be issued in the name of the Trustee, subject to the Trustee’s prior written consent, or (ii) be transferred to the Participant directly, provided that the Participant first complies with the provisions of Section 7 below. In the event that the Participant elects to have the Shares transferred to the Participant without selling such Shares, the Participant shall become liable to pay taxes immediately in accordance with the provisions of the ITO.

6.	Intentionally Omitted.

7.	Taxes.

7.1
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Participant) relating to the Options or Shares issued upon exercise thereof, shall be borne solely by the Participant, with the exception of taxes imposed upon the Company or its Affiliate by law, such as the employer’s component of payments to the National Insurance Institute. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem  necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant's salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Participant to cover such liability up to the amount required to satisfy  minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

7.2	THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS.

8.	Securities Laws

8.1
Legal Compliance.   Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable securities and other laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

8.2
Legends.  Participant understands and agrees that the Company may cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by applicable securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL QUALIFIED OR REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF THE APPLICABLE JURISDICTION, OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION UNDER THE APPLICABLE SECURITIES LAWS OF SUCH JURISDICTION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS.

9.	Adjustments upon Certain Transactions

In the event of a Transaction, the relevant provisions of Section 10 of the Plan will apply, unless otherwise explicitly provided in the Notice of Option Grant.

10.	Miscellaneous.

10.1
Continuance of Employment.  Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule under this Agreement and the Notice of Grant is earned only by continuing as a Service Provider at the will of the Company (or its Affiliate) (not through the act of being hired, being granted this Option or acquiring Shares hereunder).  Participant further acknowledges and agrees that in the event that Participant ceases to be a Service Provider, the unvested portion of his Options shall not vest and shall not become exercisable. Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, shall not interfere in any way with Participant's right or the right of the Company or its Affiliate to terminate Participant's relationship as a Service Provider at any time, with or without cause, and shall not constitute an express or implied promise or obligation of the Company to grant additional Options to Participant in the future.

10.2	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

10.3
Entire Agreement.  This Agreement, together with the Notice of Option Grant, the Plan and the Trust Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, the Notice of Option Grant or the Plan.

10.4
Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “successors and assigns” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

*          *          *

By the signature of the Participant and the signature of the Company's representative below, Participant and the Company agree that the Options are granted under and governed by (i) this Option Agreement, (ii) the Plan (including the Appendix for Israeli Taxpayers), a copy of which has been provided to Participant or made available for his/her review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to Participant or made available for his/her review.  Furthermore, by Participant’s signature below, Participant agrees that the Options will be issued to the Trustee to hold on Participant’s behalf, pursuant to the terms of the ITO, the Rules and the Trust Agreement.

In addition, by his signature below, Participant confirms that he is familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that he will not require the Trustee  to release the Options or Shares to him, or to sell the Options or Shares to a third party, during the Restricted Holding Period, unless permitted to do so by applicable law.

In Witness Whereof, the Company has caused this Option Agreement to be executed by its duly authorized officer and the Participant has executed this Option Agreement as of the Date of Grant.

Participant:	Tremor International Ltd.

Signature	Signature

Print Name	Name and Title

Residence Address

Date

EXHIBIT A

EXERCISE NOTICE

Tremor International Ltd.

Attention: [Chief Financial Officer/ Chief Executive Officer]

1.
Option.  I have been granted options (the “Option”) to purchase Ordinary Shares (the “Shares”) of Tremor International Ltd. (the “Company”) pursuant to the Tremor International Ltd. Global Share Incentive Plan (2011) and the Appendix thereto for Israeli Taxpayers (the “Plan”), the Notice of Option Grant (the “Notice”) and Option Agreement (the “Option Agreement”), as follows:

Date of Option Grant:
Number of Option Shares:
Exercise Price per Share:	US$

2.	Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Notice and the Option Agreement:

Total Shares Purchased:
Total Exercise Price (Total Shares X Price Per Share):	US$

3.	[Net Exercise. I hereby elect to exercise the Options by the net exercise method set forth in Section 8.6A of the Plan.]

4.
Tax Withholding.  I explicitly acknowledge Section 7 of the Option Agreement, with respect to its bearing of any tax consequences in connection to the Option, and the exercise thereof, and without limitation hereby authorize payroll withholding and otherwise will make adequate provision for all applicable tax withholding obligations of the Company, if any, in connection with the Option, all as more completely described in the plan and the Option Agreement and Plan.

5.	Participant Information.

Participant’s address is: XX
Participant’s ID Number is: XX

6.
Binding Effect.  I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and the Option Agreement and the Trust Agreement between the Company and the Trustee, to all of which I hereby expressly assent.  This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

7.
Transfer.  I understand and acknowledge that the Shares have not been registered for sale to the public and that consequently the Shares must be held indefinitely unless they are subsequently registered in accordance with applicable securities laws.  I further understand and acknowledge that the Company is under no obligation to register the Shares.  I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company.  I understand and agree that I may be subject to certain restrictions and limitations, and may be required to execute certain documents, in connection with the offering of Shares to the public, as a result of applicable law, regulations, the rules of any public exchange and/or underwriter requirements, and hereby undertakes to abide by any and all such requirements, restrictions and limitations.

I FURTHER ACKNOWLEDGE THAT THE TRANSFER OF THE SHARES IS ALSO SUBJECT TO THE APPLICABLE RESTRICTIONS PROVIDED BY THE PLAN, AND PARTICULARLY THOSE RESTRICTIONS IMPOSED IN THE FRAMEWORK OF AMENDED SECTION 102(B)(2) OF THE ISRAELI TAX ORDINANCE.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice of Option Grant and the Option Agreement, copies of which I have received and carefully read and understand.

Submitted by:	Accepted by:

Purchaser:	Tremor International Ltd.

Signature	By

Print Name	Its

Address:	Address:

Tremor International Ltd.
82 Yigal Alon Street Tel Aviv, 6789124 Israel

Date Received

A - 2